February 9, 1996



Warburg Pincus Funds
466 Lexington Avenue
New York, NY  10017-3147
Attention:  Eugene Grace

RE:  $50,000,000.00 COMMITTED LINE OF CREDIT

Dear Gene:

We are pleased to inform you that PNC Bank, National Association (the "Bank") has approved your request for a committed line of credit (the "Line of Credit") to the registered investment companies or one or more of their respective investment portfolios or series that are signatories to this letter (and any additional registered investment company (or series or portfolio thereof) to which Warburg, Pincus Counsellors, Inc. acts as investment adviser (each, a "Warburg Pincus Fund") which, with Bank's consent, in its discretion, becomes a party to this letter by executing a joinder in the form attached) (each, a "Borrower" and collectively, the "Borrowers"). We look forward to this opportunity to help you meet the financing needs of your business.

The terms and conditions of the Line of Credit are outlined in the following sections of this letter. If these terms are satisfactory, please follow the instructions provided at the end of this letter.

1. Type of Facility; Advances. This is a committed revolving line of credit under which any Borrower may request and the Bank, subject to the terms and conditions of this letter, will make advances to such Borrower from time to time until the Expiration Date; provided, however, that (i) the total outstanding advances under the Line of Credit at any time may not exceed $50,000,000, and (ii) the aggregate outstandings to any Borrower under the Line of Credit, and under the $100,000,000 discretionary line of credit made available to Borrowers by Bank, may not exceed the lowest of (a) one-third of the assets of that Borrower, (b) any lower leverage limit defined by such Borrower's prospectus or statement of additional information, or (c) the maximum amount permitted to be borrowed by such Borrower under the Investment Company Act of 1940, as amended (the "1940 Act"). The "Expiration Date" means October 31, 1996, or such later date as may be designated by the Bank by written notice to the Borrowers. Each Borrower shall be severally, and not jointly, liable for its particular advances under the line, and the Bank shall have no recourse against any Borrower except for the payment or








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Warburg Pincus Funds
February 9, 1996
Page 2


     performance of the obligations of such Borrower and not for the payment or performance of the obligations of any other Borrower.

     In the event that at any time Borrowers request advances under the Line of Credit in excess of the maximum amount of the Line of Credit, advances will be allocated among the Borrowers in accordance with the allocation method adopted by the Boards of Directors or Trustees of the Borrowers. Borrowers shall provide to Bank a certified copy of all resolutions addressing the allocation method. It shall be the sole responsibility of the Borrowers to act in accordance with the directions of their respective Boards of Directors or Trustees; provided, however, the Bank shall not be obligated to make any advance hereunder if the Bank believes that the Borrowers are not following such allocation method.

2. Use of Proceeds. Advances under the Line of Credit may be used to fund shareholder redemption requests and for other short term temporary or emergency general business purposes of a Borrower.

3. Interest Rate. Interest on the unpaid balance of the Line of Credit advances will be charged at a rate per annum as set forth in the Note described below.

4. Repayment. Subject to the terms and conditions of this letter, the Borrowers may borrow, repay and reborrow until the Expiration Date, on which date the outstanding principal balance and any accrued but unpaid interest shall be due and payable. Interest will be due and payable on the last day of each month, and will be computed on the basis of a year of 360 days and paid on the actual number of days elapsed.

5. Note. The obligation of each Borrower to repay loans made to it under the Line of Credit shall be evidenced by a promissory note (collectively, the "Note") in form and content satisfactory to the Bank.

6. Covenants. Unless compliance is waived in writing by the Bank or until payment in full and termination of the Line of Credit, the following covenants shall be applicable to each Borrower:

     (a)  Each Borrower will deliver to the Bank:

          (i) Financial Statements for its fiscal year, within sixty (60) days after fiscal year end, audited and certified without qualification by a certified public accountant acceptable to the Bank.










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Warburg Pincus Funds
February 9, 1996
Page 3




          (ii) Financial Statements for each semi-annual period, within sixty (60) days after the end of the semi-annual period, certified as true and correct in all material respects by its chief financial officer.

          (iii) Prospectuses and statements of additional information and all supplements thereto for the Borrower as soon as practicable and in any event within fifteen (15) days after their first use.

          (iv) Press releases issued by the Borrower within five (5) days of issuance, and such other information relating to the Borrower's affairs as the Bank may reasonably request, promptly after receipt of each request.

          "Financial Statements" means the balance sheet and statements of income and cash flows prepared in accordance with generally accepted accounting principles in effect from time to time ("GAAP") applied on a consistent basis (subject in the case of interim statements to normal year-end adjustments).

     (b) No Borrower will make or permit any change in the nature of its business as carried on as of the date of this letter or in its fundamental (i) investment objectives, (ii) policies or (iii) restrictions, or in its senior management.

     (c) No Borrower may incur any other indebtedness or issue any senior security (as defined in the 1940 Act) or grant any lien or security interest in any of its assets, except (i) indebtedness to or liens in favor of the Bank, (ii) in connection with repurchase agreements, options or other transactions in the ordinary course of Borrower's business, and (iii) any Borrower may borrow on an unsecured basis under a discretionary facility with Deutsche Bank provided that there are no amounts outstanding or borrowed thereunder during any period in which such Borrower has amounts outstanding under this Line of Credit or the $100,000,000 discretionary line of credit with the Bank.

     (d) Each Borrower will (i) comply in all material respects with all laws and regulations applicable to Borrower and the operation of its business, including but not limited to the 1940 Act, and (ii) will comply (A) with all of the fundamental investment objectives, policies and restrictions and (B) in all material respects with all other investment objectives, policies and restrictions, in each case as set forth in its respective prospectus and statement of additional information.

     (e) No Borrower will liquidate, merge or consolidate with or into any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its respective property or assets, whether now owned or hereafter








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Warburg Pincus Funds
February 9, 1996
Page 4


          acquired, except that any Borrower may merge or consolidate with any other Borrower or any other Warburg Pincus Fund not advised or sub-advised by the Bank or any of its affiliates.

7. Representations and Warranties. To induce the Bank to extend the Line of Credit, and upon the making of any advance to a Borrower, the Borrower, with respect to itself, represents and warrants as follows:

     (a) The Borrower's latest Financial Statements provided to the Bank are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of the Borrower's operations for the period specified therein. The Borrower's Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied from period to period subject in the case of interim statements to normal year-end adjustments. Since the date of the latest Financial Statements provided to the Bank, the Borrower has not suffered any damage, destruction or loss which has materially adversely affected its business, assets, operations, financial condition or results of operations.

     (b) There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against the Borrower which could result in a material adverse change in its business, assets, operations, financial condition or results of operations and there is no basis known to the Borrower or its officers, directors, trustees or shareholders for any such action, suit, proceedings or investigation.

     (c) The Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon the Borrower or its property, including unemployment, social security and similar taxes, and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.

     (d) The Borrower is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing.

     (e)  The  Borrower  has  full  power  and   authority  to  enter  into  the
          transactions provided for in this Letter Agreement and has been duly authorized to do so by all necessary and







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Warburg Pincus Funds
February 9, 1996
Page 5



          appropriate action, and when executed and delivered by the Borrower, this Letter Agreement and the other loan documents executed and delivered pursuant hereto will constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms.

     (f) There does not exist any default or violation by the Borrower of or under any of the terms, conditions or obligations of: (i) its organizational documents; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon the Borrower by any law or by any governmental authority, court or agency which individually or in the aggregate could be reasonably expected to have a material adverse effect on the Borrower.

     (g) Each request for an advance, and the acceptance of the proceeds thereof, shall be deemed a representation and warranty by the applicable Borrower (i) that it is in compliance in all material respects with all applicable laws and regulations, including but not limited to the 1940 Act, (ii) that both before and after giving effect to the advance, Borrower is in compliance within all of the fundamental terms and conditions contained in its prospectus and statement of additional information and is in compliance in all material respects with all of the other terms and conditions contained therein, (iii) that such Borrower is not advised or sub-advised by either the Bank or any of its affiliates, and (iv) that such Borrower does not have any amounts outstanding under a discretionary facility with Deutsche Bank, and will not borrow any amounts thereunder for so long as any obligations are outstanding under this Line of Credit or the Borrower's discretionary line of credit with the Bank.

8. FEES. On the date of execution of this Agreement, and continuing on the first day of each fiscal quarter thereafter until the Expiration Date, the Borrowers shall pay a non-refundable facility fee to the Bank, in advance, at the rate of ten basis points (.10%) per annum on the amount of the Line of Credit. The fee shall be computed on the basis of a year of 360 days and paid on the actual number of days elapsed. Each Borrower shall be liable only for, and shall pay, that portion (the "Pro Rata Portion") of the facility fee as allocated among the Borrowers as determined by the Boards of Directors or Trustees of Borrowers and communicated to the Bank in writing. Any such allocation is the sole responsibility of Borrowers and shall be done in compliance with the 1940 Act. Each Borrower also shall reimburse the Bank for its Pro Rata Portion of the Bank's expenses (including the reasonable fees and expenses of the Bank's outside and in-house counsel) in connection with the review of the legal opinion required hereunder, and in connection with any amendments, modifications, renewals or enforcement actions relating to the Line of Credit.









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Warburg Pincus Funds
February 9, 1996
Page 6


9. ADDITIONAL PROVISIONS. Bank's obligation to make any advance to any Borrower under the Line of Credit is subject to the condition precedent that the Borrower execute and deliver to the Bank its respective Note and other required documents and deliver such other instruments and documents as the Bank may reasonably request, such as certified resolutions, incumbency certificates or other evidence of authority, and an opinion of counsel to the Borrowers in form and substance satisfactory to the Bank covering such matters as may be requested by Bank, including but not limited to due authorization and enforceability of this Agreement and the Note and compliance with the 1940 Act. In addition, the Bank will not be obligated to make any advance to any Borrower under the Line of Credit if any Event of Default (as defined in such Borrower's Note) or event which with the passage of time, provision of notice or both would constitute an Event of Default under such Borrower's Note shall have occurred and be continuing.

10. OBLIGATIONS SEVERAL, NOT JOINT. The obligations of each Borrower under its respective Note shall be several and not joint. Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that the sole source of payment of the obligations of each Borrower hereunder, including, without limitation, the principal of and interest on each loan made hereunder to any Borrower, the facility fee payable pursuant to Section 8 and any other amounts attributable to the loans made hereunder to a Borrower shall be the revenues and assets of such Borrower. The parties agree that certain Borrowers are separate portfolios of an investment company and as such are not separately existing legal entities entitled to enter into contractual agreements or to execute instruments and, for these reasons, the relevant investment company is executing this Agreement and the other documents, instruments, certificates and notices on behalf of such Borrowers and that such Borrowers will utilize the loans thus made on their behalf.

11. LIMITATION ON RECOURSE. Notice is hereby given, and the parties hereby agree, that this Agreement and the Notes described herein have been executed by an officer of each Borrower and not individually, and that all persons dealing with a Borrower must look solely to the assets of such Borrower as described herein for the enforcement of any claim against such Borrower and none of the directors, Trustees, officers, agents or shareholders of any Borrower assume any personal liability for obligations entered into on behalf of any Borrower.

Prior to execution of the final documents, the Bank may terminate this letter with respect to a Borrower if a material adverse change occurs with respect to the Borrower or Warburg, Pincus Counsellors, Inc., or if the Borrower fails to comply with any of the terms and conditions of this letter, or if the Bank reasonably determines that any of the conditions cannot be met.







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Warburg Pincus Funds
February 9, 1996
Page 7


This letter is governed by the laws of Pennsylvania. No modification or waiver of any of the terms of this letter will be valid and binding unless agreed to in writing by the Bank. When accepted, this letter and the other documents described herein will constitute the entire agreement between the Bank and each Borrower concerning the Line of Credit, and shall replace all prior understandings, statements, negotiations and written materials relating to the Line of Credit.

To accept these terms, please sign the enclosed copy of this letter as set forth below and return it to the Bank by February 29, 1996. If accepted, the final documents must be executed by February 29, 1996, or this letter may be terminated at the Bank's option without liability or further obligation of the Bank.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION


By:__________________________________

Title:________________________________

/jf
3247c.ltr

                                   ACCEPTANCE

With the intent to be legally bound, the above terms and conditions are hereby agreed to and accepted this _____ day of ____________________, 1996:

Warburg Pincus New York Intermediate        Warburg Pincus Intermediate Maturity
Municipal Fund                              Government Fund


By:_________________________________        By:_________________________________

Title:_______________________________       Title:______________________________








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Warburg Pincus Funds
February 9, 1996
Page 8




The RBB Fund, Inc., on behalf of             The RBB Fund, Inc., on behalf of
Warburg Pincus Growth & Income Fund              Warburg Pincus Balanced Fund


By:_________________________________             By:__________________________________

Title:_______________________________            Title:________________________________

The RBB Fund, Inc., on behalf of             Warburg Pincus Fixed Income Fund
Warburg Pincus Tax Free Fund


By:_________________________________             By:__________________________________

Title:_______________________________            Title:________________________________

Warburg Pincus Global Fixed Income               Warburg Pincus Institutional Fund, Inc.,
Fund                                             on behalf of the Small Company Growth
                                                 Portfolio


By:_________________________________             By:__________________________________

Title:_______________________________            Title:________________________________

Warburg Pincus Capital Appreciation              Warburg Pincus Japan OTC Fund
Fund


By:_________________________________             By:__________________________________

Title:_______________________________            Title:________________________________

Warburg Pincus Emerging Growth Fund              Warburg Pincus Emerging Markets Fund


By:_________________________________             By:__________________________________

Title:_______________________________            Title:________________________________



Warburg Pincus Funds
February 9, 1996
Page 9


Warburg Pincus International Equity Fund         Warburg Pincus Institutional Fund, Inc.,
                                                 on behalf of the International Equity
                                                 Portfolio


By:_________________________________             By:__________________________________

Title:______________________________             Title:_______________________________

Warburg Pincus Trust, on behalf of the           Warburg Pincus Trust, on behalf of the
International Equity Portfolio                    Small Company Growth Portfolio


By:_________________________________             By:__________________________________

Title:______________________________
Title:______________________________


Warburg Pincus Post-Venture Capital Fund


By:_________________________________

Title:______________________________






                                 FORM OF JOINDER


     The undersigned, with intent to be legally bound, hereby joins in and becomes a party to the attached letter dated February 9, 1996 between PNC Bank, National Association and certain Warburg Pincus mutual funds and agrees to be bound by all the terms and conditions thereof. Attached are the executed agreements and other documents set forth in the letter as required to be delivered prior to being considered for an advance.

                                                [______________________________]



                                                By:_____________________________

                                                Title:__________________________

                                                Date:___________________________



Agreed to and acknowledged this _____
day of ____________________, 199__:

PNC BANK, NATIONAL ASSOCIATION



By:___________________________________

Title:________________________________

COMMITTED LINE OF CREDIT NOTE     [GRAPHIC OMITTED]

$50,000,000.00                                      _________________ ___, _____

FOR VALUE  RECEIVED,  __________________________________________________________
(the "BORROWER"), with an address at 466 Lexington Avenue, New York, New York 10017-3147, promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the "BANK"), in lawful money of the United States of America in immediately available funds at its offices located at 100 South Broad Street, Philadelphia, Pennsylvania 19110, or at such other location as the Bank may designate from time to time, the principal sum of FIFTY MILLION DOLLARS ($50,000,000.00) (the "FACILITY") or such lesser amount as may be advanced to or for the benefit of the Borrower hereunder, together with interest accruing on the outstanding principal balance from the date hereof, as provided below; provided, however, the maximum amount the Bank will consider advancing hereunder shall be subject to the limitations set forth in the Loan Documents, as hereinafter defined:

1. RATE OF INTEREST. Each advance outstanding under this Note will bear interest for the interest period requested, not to exceed thirty (30) days, at a per annum rate equal to the Bank's fully absorbed cost of funds (as determined by Bank in its sole discretion) plus fifty-five (55) basis points. Interest will be calculated on the basis of a year of 360 days for the actual number of days in each interest period. In no event will the rate of interest hereunder exceed the maximum rate allowed by law.

2. ADVANCES. The Borrower may borrow, repay and reborrow hereunder until the Expiration Date, subject to the terms and conditions of this Note and the Loan Documents (as defined herein). The "EXPIRATION Date" shall mean October 31, 1996, or such later date as may be designated by the Bank by written notice from the Bank to the Borrower. The Borrower acknowledges and agrees that in no event will the Bank be under any obligation to extend or renew the Facility or this Note beyond the initial Expiration Date. In no event shall the aggregate unpaid principal amount of advances under this Note exceed the face amount of this Note or the limits set forth in the Loan Documents.

3. ADVANCE PROCEDURES. A request for advance made by telephone must be promptly confirmed in writing by such method as the Bank may require. The Borrower authorizes the Bank to accept telephonic requests for advances, and the Bank shall be entitled to rely upon the authority of any person providing such instructions. The Borrower hereby indemnifies and holds the Bank harmless from and against any and all damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) which may arise or be created by the acceptance of such telephone requests or making such advances. The Bank will enter on its books and records, which entry when made will be presumed correct, the date and amount of each advance, as well as the date and amount of each payment made by the Borrower.

4. PAYMENT TERMS. Accrued interest will be due and payable on the last day of each month. The outstanding principal balance and any accrued but unpaid interest shall be due and payable on the last day of each interest period and on the Expiration Date.

Any payment of principal or interest under this Note must be received by the Bank by 2:00 p.m. prevailing Eastern time on a business day in order to be credited on such date. If any payment under this Note shall become due on a Saturday, Sunday or public holiday under the laws of the State where the Bank's office indicated above is located, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment. The Borrower hereby authorizes the Bank to charge the Borrower's deposit account at the Bank for any payment when due hereunder. Payments received will be applied to charges, fees and expenses (including attorneys' fees), accrued interest and principal in any order the Bank may choose, in its sole discretion.

5. DEFAULT RATE. Upon maturity, whether by acceleration, demand or otherwise, and at the option of the Bank upon the occurrence of any Event of Default (as hereinafter defined) and during the continuance thereof, this Note shall bear interest at a rate per annum (based on a year of 360 days and actual days elapsed) which shall be one percentage point (1%) in excess of the Prime Rate, but not more than the maximum rate allowed by law (the "DEFAULT RATE"). As used herein, "PRIME RATE" shall mean the rate publicly announced by the Bank from time to time as its prime rate. The Prime Rate is not tied to any external rate or index and does not necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers. If and when the Prime Rate changes, the rate of interest on this Note will change automatically without notice to the Borrower, effective on the date of any such change. The Default Rate shall continue to apply whether or not judgment shall be entered on this Note.

6. PREPAYMENT. The Borrower shall have the right to prepay this Note at any time and from time to time, in whole or in part, without penalty.

7. OTHER LOAN DOCUMENTS. This Note is issued in connection with a letter agreement dated February 9, 1996, the terms of which are incorporated herein by reference (the "LOAN DOCUMENTS"), and is secured by the property described in the Loan Documents (if any) and by such other collateral as previously may have been or may in the future be granted to the Bank to secure this Note.

8. EVENTS OF DEFAULT. The occurrence of any of the following events will be deemed to be an "EVENT OF DEFAULT" under this Note: (i) the nonpayment of any principal under this Note when due, or the nonpayment of any interest or other indebtedness under this Note within five (5) days of the date when due; (ii) the occurrence of any event of default or default and the lapse of any notice or cure period under any Loan Document or any other debt, liability or obligation to the Bank of the Borrower in an amount exceeding five percent (5%) of the Borrower's net assets at such time; (iii) Borrower shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy", as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against Borrower, and the petition is not controverted within ten (10) days, or is not dismissed within sixty (60) days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Borrower, or Borrower commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Borrower, or there is commenced against Borrower any such proceeding which remains undismissed for a period of sixty (60) days, or Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Borrower suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of sixty (60) days; or Borrower makes a general assignment for the benefit of creditors; or any action is taken by Borrower for the purpose of effecting any of the foregoing; or any levy, garnishment, attachment or similar proceeding is instituted against any property of the Borrower held by or deposited with the Bank; (iv) a default with respect to any other indebtedness of the Borrower for borrowed money in an amount exceeding five percent (5%) of the Borrower's net assets at such time, if the effect of such default is to cause or permit the acceleration of such debt; (v) the commencement of any foreclosure proceeding, execution or attachment against any collateral securing the obligations of the Borrower to the Bank; (vi) the entry of a final judgment against the Borrower in an amount exceeding five percent (5%) of the Borrower's net assets at such time and the failure of the Borrower to discharge the judgment within ten (10) days of the entry thereof;
(vii) any material adverse change in the business, assets, operations, financial condition or results of operations of the Borrower; (viii) any representation or warranty made by the Borrower to the Bank in any Loan Document, or any other documents now or in the future securing the obligations of the Borrower to the Bank, is false, erroneous or misleading in any material respect; (ix) any change in control of Borrower or its investment adviser; (x) Borrower changes its investment adviser from the investment adviser existing on the date hereof, or such investment adviser ceases to be the primary investment adviser to Borrower;
(xi) Borrower's net assets decline in market value by more than fifty percent (50%) in any consecutive twelve (12) month period; or (xii) the failure of




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the Borrower to observe or perform any covenant or other agreement with the Bank contained in any Loan Document, other than as mentioned above in this Section 8, which failure shall continue unremedied for a period of thirty (30) days after written notice to the Borrower by the Bank.

Upon the occurrence of an Event of Default: (a) the Bank shall be under no further obligation to make advances hereunder; (b) if an Event of Default specified in clause (iii) above shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder shall be immediately due and payable without demand or notice of any kind; (c) if any other Event of Default shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder, at the option of the Bank, may be accelerated without demand or notice of any kind and thereby become due and payable five (5) days after notice of such Event of Default to the Borrower; (d) at the option of the Bank, this Note will bear interest at the Default Rate from the date of the occurrence of the Event of Default; and (e) the Bank may exercise from time to time any of the rights and remedies available to the Bank under the Loan Documents or under applicable law.

9. RIGHT OF SETOFF. In addition to all liens upon and rights of setoff against the money, securities or other property of the Borrower given to the Bank by law, the Bank shall have, with respect to the Borrower's obligations to the Bank under this Note and to the extent permitted by law, a contractual possessory security interest in and a right of setoff against, and the Borrower hereby assigns, conveys, delivers, pledges and transfers to the Bank all of the Borrower's right, title and interest in and to, all deposits, moneys, securities and other property of the Borrower now or hereafter in the possession of or on deposit with the Bank whether held in a general or special account or deposit, whether held jointly with someone else, or whether held for safekeeping or otherwise, excluding, however, all IRA, Keogh, and trust accounts. Every such security interest and right of setoff may be exercised upon or after the occurrence of an Event of Default without demand upon or notice to the Borrower.

10. MISCELLANEOUS. No delay or omission of the Bank to exercise any right or power arising hereunder shall impair any such right or power or be considered to be a waiver of any such right or power or any acquiescence therein, nor shall the action or inaction of the Bank impair any right or power hereunder. The Borrower agrees to pay on demand, to the extent permitted by law, all costs and expenses incurred by the Bank in the enforcement of its rights in this Note and in any security therefor, including without limitation reasonable fees and expenses of the Bank's counsel. If any provision of this Note is found to be invalid by a court, all the other provisions of this Note will remain in full force and effect. The Borrower hereby forever waives presentment, protest, notice of dishonor and notice of non-payment. The Borrower also waives all defenses based on suretyship or impairment of collateral. This Note shall bind the Borrower and the successors and assigns of the Borrower, and the benefits hereof shall inure to the benefit of Bank and its successors and assigns.

This Note has been delivered to and accepted by the Bank and will be deemed to be made in the State where the Bank's office indicated above is located. THIS NOTE WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE THE BANK'S OFFICE INDICATED ABOVE IS LOCATED, EXCLUDING ITS CONFLICT OF LAWS RULES. The Borrower hereby irrevocably consents to the jurisdiction of any state or federal court for the county or judicial district where the Bank's office indicated above is located, and consents that all service of process be sent by nationally recognized overnight courier service directed to the Borrower at Borrower's address set forth herein, and service so made will be deemed completed on the business day after deposit with such courier; provided that nothing contained in this Note will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

11. WAIVER OF JURY TRIAL. THE BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHTS THE BORROWER MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS NOTE, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS NOTE OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH


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DOCUMENTS.  THE BORROWER  ACKNOWLEDGES  THAT THE FOREGOING WAIVER IS KNOWING AND
VOLUNTARY.

THE BORROWER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE WAIVER OF JURY TRIAL, AND HAS BEEN ADVISED BY COUNSEL AS NECESSARY OR APPROPRIATE.


WITNESS the due execution hereof as a document under seal, as of the date first written above, with the intent to be legally bound hereby.

[CORPORATE SEAL]                                  _____________________________
                                                  (Corporation, Partnership or
                                                   other Entity)

Attest:__________________________                 By:___________________________

Print Name:______________________                 Print Name:___________________

Title:___________________________                 Title:________________________



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